Exhibit 10.1

Execution Version

*Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

LICENSE AGREEMENT

between

MEDIMMUNE LIMITED

and

ARIDIS PHARMACEUTICALS, INC

Dated as of 12 July 2021

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GRANT OF RIGHTS	11

2.1	Grants to Licensee	11

2.2	Exclusions	11

2.3	MedImmune Retained Rights; Combination Products	11

2.4	Sublicenses	12

2.5	Limitations Applicable to License Grants	12

2.6	MedImmune’s Right of First Negotiation	12

ARTICLE 3	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES	13

3.1	Development	13

3.2	Regulatory Activities	14

3.3	Commercialization	15

3.4	Statements and Compliance with Applicable Law	16

3.5	Manufacture of Licensed Products and Transition Plan	16

3.6	Subcontracting	17

ARTICLE 4	PAYMENTS AND RECORDS	17

4.1	Upfront Payment	17

4.2	Upfront Equity Payment	17

4.3	Milestones	17

4.4	Royalties	19

4.5	Royalty Payments and Reports	20

4.6.	Sublicense Revenue Payments by Licensee	20

4.7	Mode of Payment; Offsets	21

i

4.8	Taxes	21

4.9	Interest on Late Payments	22

4.10	Anti-tax Evasion	22

4.11	Financial Records	22

4.12	Audit	23

4.13	Audit Dispute	23

ARTICLE 5	INTELLECTUAL PROPERTY	23

5.1	Ownership of Intellectual Property	23

5.2	Maintenance and Prosecution of Patents	25

5.3	Enforcement of Patents	26

5.4	Infringement Claims by Third Parties	27

5.5	Invalidity or Unenforceability Defenses or Actions	28

5.6	Third Party Patent Rights	29

5.7	Product Trademarks	29

5.8	Corporate Names	29

ARTICLE 6	CONFIDENTIALITY AND NON-DISCLOSURE	30

6.1	Confidentiality Obligations	30

6.2	Permitted Disclosures	31

6.3	Use of Name	32

6.4	Public Announcements	32

6.5	Return of Confidential Information	32

6.7.	Privileged Communications	33

ARTICLE 7	REPRESENTATIONS AND WARRANTIES	34

7.1	Mutual Representations and Warranties	34

7.2	Additional Representations and Warranties of MedImmune	34

7.3	Additional Representations and Warranties of Licensee	34

7.4	DISCLAIMER OF WARRANTIES	35

7.5	ADDITIONAL WAIVER	35

7.6.	Anti-Bribery and Anti-Corruption Compliance	35

ARTICLE 8	INDEMNITY	36

8.1	Indemnification of MedImmune	36

8.2	Indemnification of Licensee	36

8.3	Indemnification Procedures	36

8.4	Special, Indirect and Other Losses	37

8.5	Insurance	37

ARTICLE 9	TERM AND TERMINATION	38

9.1	Term and Expiration	38

9.2	Termination	38

9.3	Rights in Bankruptcy	39

9.4	Consequences of Termination	39

9.5	Remedies	42

9.6	Accrued Rights; Surviving Obligations	42

ARTICLE10	MISCELLANEOUS	42

10.1	Force Majeure	42

10.2	Export Control	42

10.3	Assignment	43

10.4	Severability	43

10.5	Dispute Resolution	43

10.6	Governing Law, Jurisdiction and Service	44

10.7	Notices	44

10.8	Entire Agreement; Amendments	45

10.9	EquitableRelief	45

10.10	Waiver and Non-Exclusion of Remedies	45

10.11	No Benefit to Third Parties	46

10.12	Further Assurance	46

10.13	Relationship of the Parties	46

10.14	References	46

10.15	Construction	46

10.16	Counterparts	47

SCHEDULES

1.49 Licensed Patents

6.4 Press Release

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into effective as of 12 July 2021 (the “Effective Date”) by and between MedImmune Limited, a company incorporated in England and Wales with company number 2451177 and with its registered office address at Milstein Building, Granta Park, Cambridge, CB21 6GH (“MedImmune”) and Aridis Pharmaceuticals, Inc., a Delaware corporation located at 983 University Avenue, Building B, Los Gatos, California 95032 (“Licensee”). MedImmune and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, MedImmune and its Affiliates owns and controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, contemporaneously with the execution of this Agreement, MedImmune and Licensee have executed the Subscription Agreement (as defined below), pursuant to which, among other things, Licensee will issue the License Shares on the terms and conditions therein; and

WHEREAS, MedImmune wishes to grant a license to Licensee and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.          “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2.          “Agreement” has the meaning set forth in the preamble hereto.

1.3.          “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.4.          “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.5.          “Arbitrators” has the meaning set forth in Section 10.5.2.

1.6.          “Auditor” has the meaning set forth in Section 4.12.

1.7.          “BLA” has the meaning set forth in the definition of “Drug Approval Application.”

1.8.          “Breaching Party” has the meaning set forth in Section 9.2.1.

1.9.          “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York, United States or London, England are permitted or required to be closed.

1.10.          “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.11.          “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.12.          “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party becomes the beneficial owner, directly or indirectly, as a result of a single transaction or a series of related transactions, of 50% or more of the total voting power of all classes of shares of capital stock or other interests of such Party (or, if applicable, a parent of such Party) then outstanding and normally entitled to vote in the general election of directors of such Party (“Voting Stock”), (b) such Party (or, if applicable, a parent of such Party) consolidates with or merges into a Third Party, or any such Third Party consolidates with or merges into such Party (or, if applicable, a parent of such Party), in either event pursuant to a transaction in which 50% or more of the total voting power of all Voting Stock of the surviving entity then outstanding is not held by the Persons holding at least 50% of the total voting power of all Voting Stock of such Party (or, if applicable, a parent of such Party) outstanding immediately prior to such consolidation or merger; or (c) such Party (or, if applicable, a parent of such Party) conveys, transfers or leases all or substantially all of its assets to a Third Party.

1.13.          “Combination Product(s)” means a product that is comprised of or contains the Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units.

1.14.          “Commercially Reasonable Efforts” means, with respect to the performance of any activities with respect to the Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used in the biopharmaceutical industry by companies with resources and expertise similar to those of Licensee for compounds or products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) and indication-by-indication basis, without regard to the particular circumstances of Licensee, including any other product opportunities of Licensee and without regard to any payments owed by Licensee to MedImmune under this Agreement.

1.15.          “Confidential Information” has the meaning set forth in Section 6.1.

1.16.          “Control” means, with respect to any item of Information, Regulatory Documentation, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to the extent such right is licenseable or transferable without payment or restriction by a Third Party, to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.17.          “Controlling Party” has the meaning set forth in Section 5.5.

1.18.          “Corporate Names” means any Trademarks as MedImmune may designate to Licensee in writing from time to time.

1.19.          “Data Package” has the meaning set forth in Section 2.5.1.

1.20.          “Disclosing Party” has the meaning set forth in Section 6.1.

1.21.          “Dispute” has the meaning set forth in Section 10.5.1.

1.22.          “Dollars” or “$” means United States Dollars.

1.23.          “Drug Approval Application” means a Biologics License Application (“BLA”) and any amendments or supplements thereto filed with the FDA pursuant to 21 C.F.R. Part 601 or any other application that is required for the purpose of marketing and selling a biological product and is filed with a Regulatory Authority outside the United States, including, with respect to the EU, a Product License Application, Marketing Authorization Application (“MMA”) and/or manufacturing and importation license.

1.24.          “Effective Date” has the meaning set forth in the preamble hereto.

1.25.          “EMA” means the European Medicines Agency and any successor agency thereto.

1.26.          “Enforcing Party” has the meaning set forth in Section 5.3.2.

1.27.          “European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any country that was a European Union member state as of the Effective Date, whether or not such country is a participating member as of the applicable time.

1.28.          “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a compound or product. “Exploitation” means the act of Exploiting a compound or product.

1.29.          “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.30.          “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.31.          “Field” means all human diagnostic, prophylactic, palliative and therapeutic uses.

1.32.          “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after approval of a Drug Approval Application for such Licensed Product has been obtained in such country. Sales prior to approval of a Drug Approval Application for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.33.          “GAAP” means, with respect to Licensee or its Affiliates or its or their Sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as Licensee, its Affiliates or its or their Sublicensee adopts, in each case, consistently applied.

1.34.          “Government Official” means (a) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.35.          “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.36.          “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies or any corresponding foreign application in the Territory and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.37.          “Indemnification Claim Notice” has the meaning set forth in Section 8.3.

1.38.          “Indemnified Party” has the meaning set forth in Section 8.3.

1.39.          “Information” means all technical, scientific and other data, know-how and information, including trade secrets, specifications, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.40.          “Infringement” has the meaning set forth in Section 5.3.1.

1.41.          “Inventory” has the meaning set forth in Section 1.1.1.

1.42.          “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.43.          “Joint Intellectual Property Rights” has the meaning set forth in Section 5.1.2.

1.44.          “Joint Know-How” has the meaning set forth in Section 5.1.2.

1.45.          “Joint Patents” has the meaning set forth in Section 5.1.2.

1.46.          “Licensed Compound” means MedImmune’s proprietary monoclonal antibody known as MEDI4893(suvratoxumab) targeting Staphylococcus aureus alpha toxin or any variant, fragment, derivative or isotype thereof.

1.47.          “Licensed Know-How” means know-how and information relating directly to the Licensed Compound necessary for the research, development, manufacture or commercialization of Licensed Compound and/or Licensed Products, that are owned or controlled by MedImmune as of the Effective Date. Licensed Know-how includes all regulatory dossiers, and information prepared for submission to or discussion with Regulatory Authorities, and quality assurance or quality management documentation related solely to the Licensed Compound, but excluding the MedImmune Sensitive Know-How. For the avoidance of doubt, Licensed Know-How shall not include know-how and information relating to Combination Products containing the Licensed Products and/or Licensed Compound.

1.48.          “Licensed Patents” means the Patents set forth on Schedule 1.49 and any foreign counterparts thereof, as well as any Patents filed or claiming priority from such Patents or such foreign counterparts, but excluding any Joint Patents

1.49.          “Licensed Product” means any product that is comprised of or contains the Licensed Compound as the sole active ingredient.

1.50.          “Licensed Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its Affiliates or its or their respective Sublicensees, on the one hand and one or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Affiliates or its or their Sublicensees receives any license or other rights to Exploit such Licensed Product, (b) supply agreements pursuant to which Licensee, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Licensed Product, (c) clinical study agreements, (d) contract research organization agreements and (e) service agreements.

1.51.          “License Shares” has the meaning set forth in Section 4.2.1.

1.52.          “Licensee” has the meaning set forth in the preamble hereto.

1.53.          “Licensee Indemnitees” has the meaning set forth in Section 8.2.

1.54.          “Licensee Know-How” means all Information Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or that is developed by Licensee or any of its Affiliates or its or their Sublicensees under or in connection with this Agreement after the Effective Date and at any time during the Term that is (a) not generally known and (b) reasonably necessary or useful for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Information to the extent covered or claimed by published Licensee Patents or Joint Patents or any Joint Know-How.

1.55.          “Licensee Patents” means all of the Patents Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or at any time during the Term that are reasonably necessary or useful (or, with respect to Patent applications, would be reasonably necessary or useful if such Patent applications were to issue as Patents) for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Joint Patents.

1.56.          “Losses” has the meaning set forth in Section 8.1.

1.57.          “MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.58.          “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.59.          “Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement by or on behalf of Licensee of any of its Affiliates or its or their Sublicensees that would, if it were publicly known, in the reasonable view of MedImmune, have a material adverse effect on MedImmune or any of its Affiliates or on the reputation of MedImmune or any of its Affiliates because of its relationship with Licensee.

1.60.          “Milestone Event” means each of the events identified as a milestone event in Section 4.3.1 or Section 4.3.2.

1.61.          “MedImmune” has the meaning set forth in the preamble hereto.

1.62.          “MedImmune Indemnitees” has the meaning set forth in Section 8.1.

1.63.          “MedImmune Sensitive Know-How” has the meaning set forth in Section 3.5.2.

1.64.          “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees (including distributors of authorized generic versions of such Licensed Product) to Third Parties for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for:

1.64.1.          normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed;

1.64.2.          amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

1.64.3.          freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced, capped at a four percent (4%);

1.64.4.          customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced; and

1.64.5.          rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities. With respect to any Licensed Product that is consumed or administered by Licensee or its Affiliates or its or their Sublicensees, Net Sales shall include any amount billed or invoiced with respect to such consumption or administration.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

1.65.          “Non-Breaching Party” has the meaning set forth in Section 9.2.1.

1.66.          “Non-Prosecuting Party” has the meaning set forth in Section 5.2.2.

1.67.          “Notice Period” has the meaning set forth in Section 9.2.1.

1.68.          “Party” and “Parties” have the meanings set forth in the preamble hereto.

1.69.          “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications that claim priority to any patent or patent application in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceedings and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

1.70.          “Payment” has the meaning set forth in Section 4.8.1.

1.71.          “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.72.          “Phase 3 Clinical Study” means a human clinical study of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.73.          “Product Trademarks” means the Trademarks used or to be used by Licensee or its Affiliates or its or their Sublicensees for the commercialization of Licensed Products in the Territory (excluding, in any event, any Corporate Names and any other Trademarks that consist of or include any corporate name or corporate logo of either Party or any of its Affiliates or its or their (sub)licensees (or Sublicensees)).

1.74.          “Prosecuting Party” has the meaning set forth in Section 5.2.2.

1.75.          “Receiving Party” has the meaning set forth in Section 6.1.

1.76.          “Reference Rate” means the greater of (i) the Federal Open Market Committee’s upper bound federal funds rate, initially set on the day a payment is due and reset on the first Business Day every month, and (ii) zero. As used in this Section, “Business Day” shall mean any day which is not, in the United States, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are closed.

1.77.          “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.78.          “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compound or a Licensed Product in the Territory, including the FDA in the United States and the EMA in the European Union.

1.79.          “Regulatory Documentation” means: all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (b) major correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and major supporting documents with respect thereto, including all adverse event files and complaint files, in each case ((a) and (b)) relating to the Licensed Compound or a Licensed Product.

1.80.          “Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another Person from using or otherwise relying on any data supporting the approval of the Drug Approval Application for such Licensed Product to support an application for regulatory approval of another product for any indication without the prior written consent of the Drug Approval Application holder.

1.81.          “Representatives” has the meaning set forth in Section 7.6.

1.82.          “ROFN Negotiation Period” has the meaning set forth in Section 2.5.1.

1.83.          “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of: (a) the expiration of the last-to-expire Licensed Patent or Joint Patent in such country that contains a Valid Claim; (b) the expiration of the Regulatory Exclusivity Period for such Licensed Product in such country; and (c) the *th anniversary of the First Commercial Sale of such Licensed Product in such country.

1.84.          “Senior Officer” means, with respect to MedImmune, its EVP, BioPharmaceuticals R&D and with respect to Licensee, its CEO.

1.85.          “Sublicense Revenue” means, with respect to a Licensed Product or Licensed Compound in a particular country in the Territory for a particular period of time, all payments, directly or indirectly, by or on behalf of a Sublicensee to Licensee or any of its Affiliates relating to, or resulting from, in either case, directly or indirectly, any transaction, series of transactions, or other arrangement in which such Sublicensee obtains from Licensee or any of its Affiliates a license (or sublicense) in respect of the Licensed Patents, the Licensed Know-How or MedImmune’s interests in the Joint Patents and the Joint Know-How to Exploit a Licensed Product (other than all royalties, profit share payments and other payments (other than milestone payments) based on the sales of Licensed Products), including (a) all upfront and other payments payable to Licensee or its Affiliates upon execution of such transaction(s) or arrangement(s) with a Sublicensee in respect of Licensee’s rights hereunder; (b) all development, regulatory, commercialization or other milestone payments for milestones under any such transaction(s) or arrangement(s); (c) all license maintenance fees under any such transaction(s) or arrangements(s); (d) all payments to Licensee or its Affiliates for the supply of Licensed Products that exceed Licensee’s actual cost of goods sold to procure or Manufacture such Licensed Products; (e) all payments to Licensee or its Affiliates under any such transaction(s) or arrangement(s) for the reimbursement of research and development costs incurred by Licensee or its Affiliates that exceed Licensee’s actual cost to perform the applicable activities; (f) the amount by which any amount paid by a Sublicensee to Licensee or its Affiliates for any equity or debt securities issued to such Sublicensee in respect of any such transaction(s) or arrangement(s) exceeds the fair market value of such securities; and (g) the fair market value of any other form of consideration paid to Licensee or its Affiliates by a Sublicensee in respect of any such transaction(s) or arrangement(s).

1.86.          “Sublicensee” means a Person, other than an Affiliate of Licensee, that is granted a sublicense by Licensee or its Affiliate under the grants in Section 2.1, as provided in Section 2.2, including any distributors of authorized generic versions of a Licensed Product, irrespective of whether such distributor is granted a sublicense hereunder.

1.87.          “Subscription Agreement” means that certain Subscription Agreement, dated as of 12 July 2021, between the Company and MedImmune.

1.88.          “Term” has the meaning set forth in Section 9.1.

1.89.          “Termination Notice” has the meaning set forth in Section 9.2.1.

1.90.          “Territory” means the entire world.

1.91.          “Third Party” means any Person other than MedImmune, Licensee and their respective Affiliates.

1.92.          “Third Party Claims” has the meaning set forth in Section 8.1.

1.93.          “Third Party Infringement Claim” has the meaning set forth in Section 5.4.

1.94.          “Third Party Patent Right” has the meaning set forth in Section 5.6.

1.95.          “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.96.          “Transition Plan” has the meaning set forth in Section 3.5.3.

1.97.          “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.98.          “Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.99.          “VAT” has the meaning set forth in Section 4.8.2.

1.100.         “Voting Stock” has the meaning set forth in the definition of “Change of Control.”

Article 2
GRANT OF RIGHTS

2.1.          Grants to Licensee. Subject to Sections 2.2, 2.3 and 2.4 and the other terms and conditions of this Agreement, MedImmune (on behalf of itself and its Affiliates) hereby grants to Licensee an exclusive (including with regard to MedImmune and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Patents, the Licensed Know-How and MedImmune’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.

2.2.          Exclusions. For the avoidance of doubt, the licenses granted to Licensee under this Agreement shall not include any rights for Licensee to develop, Manufacture, commercialize or otherwise Exploit the Licensed Compound in any Combination Product(s), without first obtaining the written consent of MedImmune, such consent not to be unreasonably withheld, conditioned or delayed.

2.3.          MedImmune Retained Rights; Combination Products. MedImmune and its Affiliates retains the rights to practice and license (or otherwise transfer or sublicence) the Licensed Patents, the Licensed Know-How and MedImmune’s interests in the Joint Patents and the Joint Know-How outside the scope of the license grant herein and specifically retains the right to research, develop, Manufacture, commercialize and otherwise Exploit the Licensed Patents, the Licensed Know-How and MedImmune’s interests in the Joint Patents and the Joint Know-How in the Field in the Territory solely for use in a three-antibody product comprising Suvratoxumab, an * antibody, and an * antibody. Other than the foregoing in respect of the three-antibody product, MedImmune agrees that it will not develop, Manufacture, commercialize or otherwise Exploit the Licensed Compound in any other Combination Product(s) (or otherwise), without first obtaining the written consent of Licensee, such consent not to be unreasonably withheld, conditioned or delayed.

2.4.          Sublicenses. Subject to Section 2.5, Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses granted in Section 2.1, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with, and expressly made subject and subordinate to, the terms and conditions of this Agreement. Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, as if such Sublicensee were a Party to this Agreement. Licensee hereby guarantees the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee.

2.5.          Limitations Applicable to License Grants.

2.5.1.          No Other Rights Granted by MedImmune. Except as expressly provided herein, MedImmune grants Licensee no other right or license, including any rights or licenses to the Licensed Patents, the Licensed Know-How, the MedImmune Corporate Names or any other Patent, Trademark or other intellectual property rights.

2.6.          MedImmune’s Right of First Negotiation.

2.6.1.          If, at any time after the Effective Date and until delivery of an * data readout, or an * analysis, from the first Phase 3 Clinical Study for any indication, Licensee or its Affiliate intends to sub-license its right to develop or Commercialize such Licensed Products in the Field in the Territory (or any part thereof) to any Third Party to permit such Third Party to develop or Commercialize the Licensed Products in the Field, then prior to negotiating with any Third Party to sub-license such development or Commercialization right, Licensee shall first notify MedImmune of its intent, provide to MedImmune a copy of any additional data with respect to the development and Commercialization of such Licensed Products in the Field not previously provided to MedImmune (the “Data Package”), and shall negotiate solely and in good faith with MedImmune for a period commencing upon the date MedImmune receives the Data Package from Licensee and expiring * days thereafter (the “ROFN Negotiation Period”) with respect to mutually agreeable commercially reasonable terms for the acquisition by MedImmune, by license or otherwise, of the right to Develop or Commercialize the Licensed Product in the Field in the Licensee’s Territory or any part thereof. All confidential information provided by Licensee to MedImmune pursuant to this Section 2.6.1 shall constitute Licensee’s Confidential Information.

2.6.2.          If the Parties enter into a written agreement for such development or Commercialization rights within the ROFN Negotiation Period, then except as set forth in any such written agreement, the exclusive license granted to Licensee in Section 2.1 with respect to the territory covered by such written agreement shall be amended to reflect the rights granted to MedImmune pursuant to such written agreement.

2.6.3.          If MedImmune does not elect to initiate negotiations during the ROFN Negotiation Period or the Parties do not enter into a written agreement within the ROFN Negotiation Period, whichever is first, then Licensee may elect to appoint a Sublicensee with respect to the sublicensing of rights under Section 2.1 to Licensed Products, subject to the terms of this Agreement, provided that, (a) * (b) Licensee shall grant such sublicense in accordance with Section 2.4 and such commercial terms and other terms and conditions of such sublicense shall be consistent with the terms and conditions of this Agreement including those as to payment in Article 4, and (c) the Licensee will pay to MedImmune the Sublicense Revenue in accordance with Section 4.6.

2.6.4.          For clarity, this Section 2.6 shall not apply to (a) an assignment or transfer of this Agreement or any right or obligation hereunder pursuant to Section 10.3(b), (b) any agreement between any not-for-profit, government or academic entity and Licensee or its Affiliates for development, (c) any agreement with a contractor, contract research organization, contract manufacturer or other Third Party under which such Third Party performs contract services on behalf of Licensee or its Affiliates, and (d) any sublicense made after delivery of an interim data readout or interim futility analysis as set out in Section 2.6.1.

Article 3
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1.          Development.

3.1.1.          In General. Licensee shall have the right and the obligation (subject to Section 3.1.2) to develop the Licensed Products in the Field in the Territory at its own cost and expense. Licensee shall perform or cause to be performed its development activities hereunder in good scientific manner.

3.1.2.          Diligence. Licensee shall (i) use Commercially Reasonable Efforts to develop, obtain and maintain Regulatory Approvals for, Licensed Products for use in the Field in the United States and European Union and (ii) allocate sufficient time, effort, equipment, and skilled personnel to complete its development activities in accordance with the Development Plan and the timelines set forth therein.

3.1.3.          Development Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. MedImmune shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 3.1.3 at its expense and to the extent necessary to demonstrate compliance with the terms of this Agreement; provided that MedImmune shall maintain such records and information disclosed therein in confidence accordance with Article 6.

3.1.4.          Development Reports. Without limiting Section 3.1.3, within thirty (30) days following the end of each Calendar Year during which Licensee is conducting development activities hereunder, Licensee shall provide MedImmune with a detailed written report of such development activities it has performed, or caused to be performed, since the preceding report (or the Effective Date, with respect to the first report), its development activities in process and the future activities it expects to initiate during the following 12-month period. Each such report shall contain sufficient detail to enable MedImmune to assess Licensee’s compliance with its obligations set forth in Section 3.1.3, including: (a) Licensee’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Products in the United States and any other country in the Territory in which it is carrying out development activities and (b) clinical study results and results of other development activities.

3.2.          Regulatory Activities.

3.2.1.          Regulatory Approvals. Except as otherwise set forth in this Section 3.2, Licensee shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs) and to conduct communications with the Regulatory Authorities, for the Licensed Products in the Field in the Territory in its name.

3.2.2.          Communications and Filings with Regulatory Authorities. With respect to each Licensed Product, Licensee shall provide MedImmune with a reasonable opportunity to review on all major regulatory filings (including INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests, and core data sheets) in the Territory.

3.2.3.          Recalls, Suspensions or Withdrawals. As between the Parties, Licensee shall be solely responsible for handling any recall, market suspension or market withdrawal in the Field in the Territory at its sole cost and expense; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Licensee shall consult with MedImmune to the extent such consultation may be made in a timely manner and consistent with Applicable Law, and shall consider MedImmune’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.

3.2.4.          Global Safety Database. Licensee shall establish, hold and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Products.

3.2.5.          Information Sharing and Right of Reference. Subject to the terms and conditions of this Agreement, Licensee and MedImmune hereby agree to share Regulatory and safety information pertaining to the Licensed Compound and Licensed Product and (including, in the case of MedImmune, Regulatory Documentation in its possession as of the Effective Date), in respect of MedImmune, the *-antibody product of Article 2.3 where such information is relevant to the Licensed Compound component only, and grants to the other access to, and a right of reference with respect to, any Regulatory Documentation Controlled by the other Party in respect of the Licensed Product or Licensed Compound or the aforementioned *-antibody product. The Parties agree to execute, acknowledge, and deliver any further documents or instruments and to perform all such other acts as may be necessary or appropriate in order to effect such right of reference.

3.3.          Commercialization.

3.3.1.          In General. Licensee shall have the right and the obligation (subject to Section 3.3.2) to commercialize the Licensed Products in the Field in the Territory at its own cost and expense.

3.3.2.          Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the United States and European Union. It shall be within Licensee’s sole discretion to determine in which other countries in the Territory to Commercialize the Licensed Products.

3.3.3.          Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls or withdrawals (in accordance with Section 3.2.3), order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

3.3.4.          Commercialization Records. Without limitation of Section 4.11, Licensee shall maintain complete and accurate books and records pertaining to commercialization of the Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its commercialization activities. Such records shall be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. MedImmune shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 3.3.4; provided that MedImmune shall maintain such records and information disclosed therein in confidence accordance with Article 6.

3.3.5.          Commercialization Reports. Without limiting Section 3.3.4, within thirty (30) days following the end of each Calendar Year during which Licensee is conducting commercialization activities hereunder, Licensee shall provide MedImmune with detailed written reports of such commercialization activities it has performed, or caused to be performed, since the preceding report (or the Effective Date, with respect to the first report) and the future activities it expects to initiate during the following 12-month period. Each such report shall contain sufficient detail to enable MedImmune to assess Licensee’s compliance with its obligations set forth in Section 3.3.2, including in each case: (a) sales force size and allocation; (b) the number and position of details in the applicable period; (c) the nature of promotional activities and Licensed Product sampling activities; (d) market and sales promotional programs; and (e) the conduct of advertising, public relations and other promotional programs, including professional symposia and speaker and peer-to-peer activity programs used in the commercialization of such Licensed Product.

3.4.            Statements and Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Exploitation of Licensed Products. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time.

3.5.            Manufacture of Licensed Products and Transition Plan.

3.5.1.            As between the Parties, Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compound and Licensed Products for its development and commercialization activities in the Territory.

3.5.2.            MedImmune shall provide Licensee access to Licensed Know-How related to the manufacture of the Licensed Products as is reasonably necessary for Licensee to develop and commercialize Licensed Product. MedImmune may withhold from disclosure in its sole discretion certain sensitive Manufacturing Know-How including assays, materials, formulation and preparation of cell culture media and feeds which MedImmune will not be required to provide to Licensee under any circumstance (“MedImmune Sensitive Know-How”). Subject to the foregoing sentence, the Parties shall cooperate in good faith to ensure that Licensee shall have such Licensed Know-How as is required for the development and commercialization of the Licensed Product.

3.5.3.            Transition Plan. Within 30 days after the Effective Date, the Parties will agree the transition activities to facilitate the Licensee’s Development obligations hereunder (the “Transition Plan”) and endeavor to complete the Transition Plan within the timelines set forth therein. Once finally agreed between the Parties, the Transition Plan may be thereafter amended from time to time with the agreement of both Parties. Each Party shall bear its own expenses with respect to its obligations and activities under the Transition Plan. For a period of three (3) months after the Effective Date and at no cost to the Licensee, MedImmune shall reasonably cooperate to facilitate the transition of the Licensed Know-How from MedImmune to Licensee.

3.6.            Subcontracting. Subject to Article 2, Licensee may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that (a) no such permitted subcontracting shall relieve Licensee of any obligation (except to the extent satisfactorily performed by such subcontractor) or any liability hereunder and Licensee shall be and remain fully responsible and liable therefor and (b) the agreement pursuant to which Licensee engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (iii) contain terms obligating such subcontractor to permit MedImmune rights of inspection, access and audit substantially similar to those provided to MedImmune in this Agreement. Licensee shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a Party to this Agreement.

Article 4
PAYMENTS AND RECORDS

4.1.            Upfront Cash Payment. MedImmune shall submit an invoice to Licensee as soon as possible after the Effective Date and, no later than ten (10) Business Days following the Effective Date, Licensee shall pay MedImmune a nonrefundable and noncreditable upfront amount equal to five (5) million Dollars ($5,000,000).

4.2.            Upfront Equity Payment.

4.2.1.            Within seven (7) Business Days following the Effective Date, pursuant to the terms of the Subscription Agreement, Licensee shall issue to MedImmune or its designated Affiliate a number of newly issued, fully-paid and non-assessable shares of Common Stock that is equal to a value of six million Dollars ($6,000,000) of Licensee’s fully-diluted, fully paid issued and outstanding capital stock (the “License Shares”), determined by dividing (i) six million Dollars ($6,000,000), by (ii) the volume-weighted average price of one share of Licensee’s Common Stock on the Nasdaq Capital Market, for the thirty (30) Business Days immediately preceding the Effective Date, as reported by Bloomberg L.P.; and

4.2.2.            The License Shares shall be registered for resale by MedImmune in accordance with the registration rights provisions set forth in the Subscription Agreement.

4.3.            Milestones.

4.3.1.            Regulatory Milestones. Licensee shall pay MedImmune each of the following non-refundable, non-creditable milestone payments within sixty (60) days after the achievement of the corresponding Milestone Event with respect to each Licensed Product:

Regulatory Milestone Event	Development or Regulatory Milestone Payment
FDA approval of a BLA for a Licensed Product in first indication	$*
European Commission approval of an MAA for a Licensed Product in first indication	$*
FDA approval of a BLA for a Licensed Product in second indication	$*
European Commission approval of an MAA for a Licensed Product in second indication	$*

Each milestone payment in this Section 4.3.1 shall be payable on a Licensed Product-by-Licensed Product basis based on the achievement of the applicable Milestone Event with respect to the applicable Licensed Product. For the avoidance of doubt, Licensee would not be obligated to pay the foregoing milestones for more than two (2) Licensed Products and the total milestones that could become payable pursuant to this Section 4.3.1. is * Dollars ($*).

4.3.2.            Commercial Milestones. Licensee shall pay MedImmune each of the following non-refundable, non-creditable milestone payments after the first achievement of the corresponding Milestone Event:

Commercial Milestone Event	Milestone Payment
Aggregate worldwide Net Sales of all Licensed Product(s) in a given Calendar Year exceeds $*	$*
Aggregate worldwide Net Sales of all Licensed Product(s) in a given Calendar Year exceeds $*	$*
Aggregate worldwide Net Sales of all Licensed Product(s) in a given Calendar Year exceeds $*	$*
Aggregate worldwide Net Sales of all Licensed Product(s) in a given Calendar Year exceeds $*	$*

If more than one of the foregoing Milestone Events of this Section 4.3.2 is achieved in a given Calendar Year, Licensee shall pay to MedImmune a separate milestone payment with respect to each such Milestone Event that is achieved in such Calendar Year. Each milestone payment in this Section 4.3.2 shall be payable only upon the first achievement of such Milestone Event in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such Milestone Event in subsequent Calendar Years.

4.3.3.            Determination that Milestones Have Occurred. Licensee shall notify MedImmune promptly of the achievement of each Milestone Event. If, notwithstanding the fact that Licensee has not provided MedImmune such notice, MedImmune believes that any such Milestone Event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 4.3.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 10.5.

4.3.4.            Invoicing and Payment. Licensee shall give MedImmune written notice of the achievement of each milestone event in Sections 4.3.1 and 4.3.2 no later than twenty (20) business days after such achievement. Following receipt of such notice, MedImmune shall submit an invoice to Licensee for the full amount of the corresponding milestone, which amount shall be payable within thirty (30) days after the date of invoice.

4.4.            Royalties.

4.4.1.            Royalty Rates. Commencing upon the First Commercial Sale of a Licensed Product in the Territory and for each 12-month period during the Royalty Term Licensee shall pay MedImmune a royalty on Net Sales of each Licensed Product in the Territory during each Calendar Year at the following rates:

Portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year	Royalty Rate
Less than *	*%
Equal to or greater than *	*%

4.4.2.            Blended Royalty. Licensee acknowledges that (a) the Licensed Know-How is proprietary and valuable and that without the Licensed Know-How, Licensee would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products, (b) such Regulatory Approvals will allow Licensee to obtain and maintain regulatory exclusivity with respect to the Licensed Products in the Field in the Territory (c) access to the Licensed Know-How has provided Licensee with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents and (d) the milestone payments and royalties set forth in Section 4.3 and Section 4.4, respectively, are, in part, intended to compensate MedImmune for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Section 4.4. reflect an efficient and reasonable blended allocation of the value provided by MedImmune to Licensee.

4.4.3.            Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired, and shall thereafter have a perpetual, paid-up license with respect to the rights granted hereunder in such country.

4.4.4.            Royalty Stacking. If during the Royalty Term it is necessary for Licensee, or a sublicensee or Affiliate (in the reasonable judgment of such party, acting in good faith), to enter into a royalty-bearing license with a Third Party in order to develop, Manufacture, commercialize or otherwise Exploit a Licensed Product in any country of the Territory, then Licensee shall be entitled to deduct fifty percent (50%) of the royalties paid to any such Third Party for any such rights in a particular country from any royalty payments due to MedImmune, provided that such amounts payable to MedImmune shall not be reduced, with respect to any Calendar Quarter, below fifty percent (50%) of the amounts otherwise due to MedImmune with respect to such calendar quarter without such offset. To the extent any offsets for a calendar quarter exceed the earned royalties accrued during the same Calendar Quarter, the excess amount may be carried over to future Calendar Quarters, either to decrease the earned royalties due in that Calendar Quarter or to decrease the minimum royalty payments due in that calendar quarter or any future Calendar Quarter.

4.5.            Royalty Payments and Reports. Licensee shall calculate all amounts payable to MedImmune pursuant to Section 4.4.1 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 4.7. Licensee shall give MedImmune written notice of the amounts payable and, following receipt of such notice, MedImmune shall submit an invoice to Licensee for the full amount of the corresponding royalty payment and Licensee shall pay to MedImmune the royalty amounts due with respect to a given Calendar Quarter within thirty (30) days of the date of the invoice. Each payment of royalties due to MedImmune shall be accompanied by a statement specifying, on a Licensed Product-by-Licensed Product basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each country in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by Licensee.

4.6.            Sublicense Revenue Payments by Licensee.

4.6.1.            Sublicense Revenue. Subject to the provisions of Section 4.6.2 and Section 4.6.3, if Licensee sublicences rights to a Licensed Product to a Third Party at any time prior to delivery of an interim data readout, or an interim futility analysis, from the first Phase 3 Clinical Study for any indication, then in addition to the amounts payable to MedImmune pursuant to Sections 4.3 and 4.4 Licensee shall pay to MedImmune *% of all Sublicense Revenue received by Licensee or any of its Affiliates. The Parties acknowledge that this is the only circumstance under which royalties or payments upon Sublicense Revenue are due from Licensee to MedImmune.

4.6.2.            Sublicense Revenue Payments and Reports. Licensee shall calculate all amounts payable to MedImmune pursuant to Section 4.6.1 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 4.7. Licensee shall pay to MedImmune the Sublicense Revenue amounts due with respect to a given Calendar Quarter within thirty (30) days after the end of such Calendar Quarter. Each payment of Sublicense Revenue due to MedImmune shall be accompanied by a statement specifying, subject to Section 4.6.3, the amount of Sublicense Revenue received by Licensee or any of its Affiliates during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of payment due to MedImmune on such Sublicense Revenue for such Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates to account for their Sublicense Revenue and to provide such reports with respect thereto, as if such amounts were received by Licensee.

4.6.3.            Allocation of Sublicense Revenue. With respect to any Sublicense Revenue received pursuant to Section 4.6.1 under or in connection with a sublicense that includes one or more product(s) other than Licensed Products, the Parties shall use reasonable efforts to agree upon a reasonable and fair allocation of such Sublicense Revenue in a manner that reasonably reflects the contribution or value of each such other product and Licensed Product with respect to such Sublicense Revenue. Any dispute with respect to such allocation shall be subject to resolution in accordance with Section 10.5.

4.7.            Mode of Payment; Offsets. All payments to MedImmune under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as MedImmune may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP. Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to MedImmune hereunder.

4.8.            Taxes.

4.8.1.            General. The upfront cash, upfront equity, milestones and royalties and any Sublicensee Revenue payable by Licensee to MedImmune pursuant to this Agreement (each, a “Payment”) shall be paid by Licensee to MedImmune free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 4.8, MedImmune shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. If MedImmune is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such tax and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of MedImmune’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 15 days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to MedImmune the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to MedImmune proof of such payment within 10 days following such payment.]

4.8.2.            Value Added Tax. Notwithstanding anything contained in Section 4.8.1, this Section 4.8.2 shall apply with respect to value added tax (“VAT”). All Payments and consideration are stated exclusive of VAT. If any VAT is chargeable in respect of any Payments or consideration, Licensee shall pay VAT at the applicable rate in respect of any such Payments or consideration following the receipt of a valid VAT invoice in the appropriate form issued by MedImmune in respect of those Payments or consideration to which such VAT relates. The Parties will issue valid invoices for all amounts due under this Agreement consistent with indirect tax requirements under Applicable Law. The parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with the law governing such VAT

4.8.3.            Gross Up. If either Party assigns this Agreement to an Affiliate or Third Party and, as a result of such assignment, Payments made hereunder are subject to additional withholding tax, such assigning Party shall be responsible for the resulting additional withholding taxes; provided, however, that if the non-assigning Party derives a tax benefit (including through the use of foreign tax credit) determined on a with and without basis as a result of such additional withholding, then the non-assigning Party shall promptly reimburse the assigning Party for the amount of such benefit; provided, further, that the non-assigning Party shall take all commercially reasonable actions necessary to obtain any tax benefit (including through the use of foreign tax credit) with respect to such additional withholding taxes and to defend such benefit in a tax audit.

4.9.            Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to the lessor of (i) four per cent (4%) above the Reference Rate, and (ii) the maximum rate permitted under Applicable Law. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and a year of 365 days. Interest is compounded daily.

4.10.            Anti-tax Evasion. Each of the Licensee and MedImmune represents, warrants and undertakes that neither it nor its Affiliates shall commit a tax evasion facilitation offence under Part 3 of the UK Criminal Finances Act 2017 in connection with or attributable to this Agreement or the transactions contemplated hereby. Each Party shall promptly report to the other party any apparent breach of this Section 4.10 and shall: (a) answer, in reasonable detail, any written or oral inquiry from the other party related to its and its Affiliates compliance with this Section 4.10; (b) facilitate the interview of employees of such party by the other party (or any agent of such party) at any reasonable time specified by the inquiring party related to such party’s compliance with this Section 4.10; and (c) co-operate with the inquiring party or any Governmental Authority in relation to any investigation relating to the matters referred to in Section 4.10, in all cases, as reasonably required to enable that other party to comply with its undertaking under this Section 4.10.

4.11.            Financial Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products and Sublicensee Income, in sufficient detail to calculate and verify all amounts payable hereunder. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the latest of (a) three years after the end of the period to which such books and records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (c) for such period as may be required by Applicable Law.

4.12.            Audit. At the request of MedImmune, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, permit MedImmune or an independent auditor designated by MedImmune and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 4.11 to ensure the accuracy of all reports and payments made hereunder. The cost of any audit shall be borne by MedImmune, unless an audit reveals, with respect to a period, a variance of more than five percent (5%) from the reported amounts for such period, in which case Licensee shall bear the cost of such audit. Unless disputed pursuant to Section 4.13, if an audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.9 or (b) excess payments were made by Licensee, MedImmune shall reimburse such excess payments, in either case ((a) or (b)), within sixty (60) days after the date on which such audit is completed by MedImmune.

4.13.            Audit Dispute. In the event of a dispute with respect to any audit under Section 4.12, MedImmune and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within 30 days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.9 or MedImmune shall reimburse the excess, as applicable.

Article 5
INTELLECTUAL PROPERTY

5.1.            Ownership of Intellectual Property.

5.1.1.            Ownership of Technology. Subject to Section 5.1.2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made solely by or on behalf of such Party or its Affiliates or its or their respective (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto; and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Section 2.1) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

5.1.2.            Ownership of Joint Patents and Joint Know-How. Each of MedImmune and Licensee shall own an equal, undivided interest in any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of MedImmune or its Affiliates or its or their (sub)licensees, on the one hand, and Licensee or its Affiliates or its or their Sublicensees, on the other hand, in performance of such Party’s obligations under this Agreement or in exercise of the licenses granted herein, whether or not patented or patentable (the “Joint Know-How”); and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates and its and their (sub)licensees (or Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted under Section 2.1 and, in the case of Licensee, its obligations set forth in Section 2.6, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party; subject to the exclusive license to Joint Intellectual Property Rights made to Licensee as set out in Section 2.1.. If in a particular country the consent of co-owners is required for one co-owner to grant license rights under or otherwise exploit any Joint Patent as provided in the previous sentence, subject to Section 2.1 and, with respect to Licensee, Section 2.6, (i) each Party hereby consents to such license grant to use and otherwise Exploit such Joint Patent in such country without any duty to share profits with, or provide an accounting to, such Party with respect to such use and Exploitation, and (ii) subject to the financial terms in Article 4, each Party hereby grants to the other Party a perpetual, irrevocable, royalty-free, sublicenseable, non-exclusive license under such granting Party’s interest in such Joint Patent(s) to Exploit any Joint Patent or Joint Know-How in such country in any manner and for any purpose whatsoever; subject to the exclusive license to Joint Intellectual Property Rights made to Licensee as set out in Section 2.1.

5.1.3.            United States Law. The determination of whether Information and inventions are conceived, discovered, developed or otherwise made by a Party or any of its Affiliates for the purpose of allocating Patent rights therein, shall, for purposes of this Agreement, be made in accordance with United States Patent law as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their respective (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect the joint ownership provided for in Section 5.1.2.

5.1.4.            Assignment Obligation. Each Party shall cause all internal staff and individual consultant Persons who perform development activities, Manufacturing activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Information or inventions by or on behalf of such Party or its Affiliates or its or their respective (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise.

5.1.5.            Ownership of Product Trademarks. As between the Parties, Licensee shall own all right, title and interest to the Product Trademarks in the Territory.

5.1.6.            Ownership of Corporate Names. As between the Parties, MedImmune shall retain all right, title and interest in and to its Corporate Names.

5.2.            Maintenance and Prosecution of Patents

5.2.1.            In General. As between the Parties, (a) Licensee shall have the first right, but not the obligation, through counsel of its choice, to prepare, file, prosecute and maintain the Licensed Patents and Joint Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, in the Territory, in each case, at Licensee’s sole cost and expense and (b) Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Licensee Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice. If, as between the Parties, the Party with the first right to prosecute or maintain Licensed Patent or a Joint Patent or a Licensee Patent decides not to prepare, file, prosecute or maintain such Licensed Patent or Joint Patent or Licensee Patent in a country in the Territory, such Party shall provide reasonable prior written notice to the other Party of such intention and the other Party shall thereupon have the right, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such Licensed Patent or Joint Patent or Licensee Patent at its sole cost and expense in such country.

5.2.2.            Cooperation. Each Party shall, and shall cause its Affiliates to, assist the other Party at the reasonable request of the other Party from time to time in connection with its activities set forth in Section 5.2.1. The Party that has the right to prepare, file, prosecute and maintain the Licensed Patents, Joint Patents or the Licensee Patents, as applicable (the “Prosecuting Party”) shall (a) keep the other Party (the “Non-Prosecuting Party”) informed of all steps to be taken in the preparation and prosecution of all applications filed by it pursuant to Section 5.2.1, (b) furnish the Non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices, including correspondence relating to any office actions, and (c) to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer its comments on such applications, amendments and other correspondence before making a submission to a patent office, which comments the Prosecuting Party shall consider in good faith. The Non-Prosecuting Party shall offer its comments, if any, promptly.

5.2.3.            Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Licensee shall have the sole right to make decisions regarding and Licensee shall have the right to apply for, patent term extensions, in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents, Joint Patents and any Licensee Patents and with respect to the Licensed Compound and the Licensed Products, in each case including whether or not to do so; provided that Licensee shall consult with MedImmune to determine the course of action with respect to such filings. MedImmune shall provide prompt and reasonable assistance, as requested by Licensee, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.2.4.            Patent Listings. As between the Parties, Licensee shall have the sole right to make decisions regarding and Licensee shall have the right to make all filings with Regulatory Authorities in the Territory with respect to the Licensed Patents, Joint Patents and Licensee Patents, including as required or allowed (a) in the United States, and (b) in the European Union, or other international equivalents; provided that Licensee shall consult with MedImmune to determine the course of action with respect to such filings.

5.3.            Enforcement of Patents.

5.3.1.            Notice. Each Party shall promptly notify the other Party in writing of (a) any alleged or threatened infringement of the Licensed Patents, Joint Patents or Licensee Patents in any jurisdiction in the Territory or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents, Joint Patents or Licensee Patents are invalid or unenforceable or claiming that any Licensed Patents, Joint Patents or Licensee Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory, in each case ((a) and (b)) of which such Party becomes aware (an “Infringement”).

5.3.2.            Enforcement of Patents.

(a)            As between the Parties, and subject to MedImmune’s rights set forth in 5.3.2(b) (A) Licensee shall have the first right, but not the obligation, to prosecute any Infringement with respect to the Licensed Patents and Joint Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensee’s sole cost and expense, using counsel of Licensee’s choice; provided that if Licensee does not take commercially reasonable steps to prosecute such an Infringement (i) within 90 days following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, 10 Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensee shall so notify MedImmune, and MedImmune may prosecute such Infringement at its sole cost and expense, and (B) Licensee shall have the sole right, but not the obligation, to prosecute Infringement with respect to the Licensee Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensee’s sole cost and expense, using counsel of its choice.

(b)            Notwithstanding the above, if the Infringement also relates to a Patent, except for a Joint Patent, which is owned or Controlled by MedImmune and which relates directly to a Combination Product (such that the infringing party is itself developing, exploiting or commercializing a Combination Product), MedImmune shall so notify Licensee, and MedImmune shall have the first right, but not the obligation, to prosecute the Infringement with respect to the Licensed Patents and Joint Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at MedImmune’s sole cost and expense, using counsel of MedImmune’s choice; provided that if MedImmune does not take commercially reasonable steps to prosecute such an Infringement (i) within 90 days following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, 10 Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then MedImmune shall so notify Licensee, and Licensee may prosecute such Infringement at its sole cost and expense.

5.3.3.            Cooperation. If a Party is entitled to, and pursues an action against an Infringement in accordance with this Section 5.3, (a) the other Party shall, and shall cause its Affiliates to, cooperate fully, including being joined as a necessary party to such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, (b) the Party pursuing any action against an Infringement shall consult with the other Party as to the strategy for such action and (c) such Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken with respect to such action.

5.3.4.            Settlement. The Party that is entitled to and pursues an action against an Infringement in accordance with this Section 5.3 shall have the right to control any settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to adversely affect the rights or interest of the other Party or any of its Affiliates with respect to the Licensed Compound or Licensed Product, result in the invalidity or narrowing the scope of claims of the Licensed Patents, or impose any costs or liability on or involve any admission of liability, wrongdoing or fault by, the other Party or any of its Affiliates.

5.3.5.            Cost Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action commenced pursuant to this Section 5.3; provided that the pursuing Party shall reimburse the other Party for the costs and expenses incurred by the other Party for any assistance requested by the pursuing Party for such Infringement action. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 5.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement shall be allocated by agreement of the Parties, negotiated in good faith, and allocated to reflect the economic interests of the Parties under this Agreement with respect to the impact of such Infringement upon each Party’s markets for its products, with punitive damages and other such awards allocated pro rata thereto.

5.4.            Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3, the Party first becoming aware of such Third Party Infringement Claim shall promptly notify the other Party in writing. As between the Parties, Licensee shall be responsible for defending any such Third Party Infringement Claim at its sole cost and expense, using counsel of Licensee’s choice. MedImmune may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding. MedImmune shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse MedImmune for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Licensee shall keep MedImmune reasonably informed of all material developments in connection with any such claim, suit or proceeding. Licensee agrees to provide MedImmune with copies of all material pleadings filed in such action and to allow MedImmune reasonable opportunity to participate in the defense of the claims. Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 5.4 shall be borne by Licensee, except for those Losses for which MedImmune has an obligation to indemnify Licensee pursuant to Section 8.2 .

5.5.            Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents, Joint Patents or Licensee Patents by a Third Party of which such Party becomes aware. As between the Parties, (a) Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents and the Joint Patents at its sole cost and expense, using counsel of Licensee’ choice and (b) Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents its sole cost and expense, using counsel of Licensee’s choice, including, in each case ((a) and (b)), when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3. For purposes of this Section 5.5, the Party defending a Patent pursuant to the foregoing sentence shall be the “Controlling Party.” With respect to any such claim, suit or proceeding in the Territory, the non-Controlling Party may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that the Controlling Party shall retain control of the defense in such claim, suit or proceeding. If the Controlling Party or its designee elects not to defend or control the defense of the applicable Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then subject to any rights of Third Parties under any In-License Agreements, the non-Controlling Party may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. The non-Controlling Party in such an action shall, and shall cause its Affiliates to, cooperate fully, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. The Controlling Party shall consider in good faith any comments from the non-Controlling Party and shall keep the non-Controlling Party reasonably informed of any steps taken with respect to such action.

5.6.            Third Party Patent Rights. If in the reasonable opinion of Licensee, the Exploitation of the Licensed Compound or Licensed Product in the Field and in the Territory by Licensee, any of its Affiliates or any of its or their Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party in any country in the Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Licensee shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Licensee or its Affiliates or its or their Sublicensees to Exploit the Licensed Compound and Licensed Products in the Field in such country; provided that (a) as between the Parties, Licensee shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license, (b) any such license shall be include the Field in the Territory and (c) Licensee shall use Commercially Reasonable Efforts to provide for the right, but not the obligation, to transfer such license to MedImmune or any of its Affiliates upon termination or expiration of this Agreement with respect to the applicable country(ies.

5.7.            .

5.8.            Product Trademarks.

5.8.1.            Prosecution of Product Trademarks. Licensee shall be responsible for the registration, prosecution and maintenance of the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Licensee.

5.8.2.            Enforcement of Product Trademarks.

(a)            Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

(b)            Licensee shall have the sole right to take such action as Licensee deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Licensee shall retain any damages or other amounts collected in connection therewith; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Product Trademark is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.

5.8.3.            Third Party Claims. Licensee shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory at its sole cost and expense and using counsel of its choice. Any damages, or awards, including royalties incurred or awarded in connection with any such claim defended under this Section 5.7.3 shall be borne by Licensee.

5.8.4.            Cooperation. MedImmune shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.7, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse MedImmune for its and its Affiliates’ reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

5.9.            Corporate Names. Licensee shall not and shall not permit its Affiliates or its or their Sublicensees to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Corporate Names, (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Corporate Names or (c) attack, dispute or contest the validity of or ownership of the Corporate Names anywhere in the Territory or any registrations issued or issuing with respect thereto or any pending registration thereof. Licensee agrees and shall cause its Affiliates and Sublicensees, to conform (i) to the customary industry standards for the protection of the Trademarks and to such trademark usage guidelines as MedImmune may furnish from time to time with respect to the use of the Corporate Names and (ii) to adhere to and maintain the highest quality standards of MedImmune with respect to goods sold and services provided under the Corporate Names.

Article 6
CONFIDENTIALITY AND NON-DISCLOSURE

6.1.            Confidentiality Obligations. At all times during the Term and for a period of ten (10 years following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 6.4), information relating to the Licensed Compound or any Licensed Product (including the Regulatory Documentation) or any development or commercialization of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates (including Licensee Know-How and Licensed Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and each Party shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 6.1 with respect to any Confidential Information shall not apply to any information that:

6.1.1.            is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

6.1.2.            can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Joint Know-How;

6.1.3.            is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

6.1.4.            has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of this Agreement; or

6.1.5.            can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Joint Know-How.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

6.2.            Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators or the rules of a stock exchange on which the securities of the Receiving Party are listed (or to which an application for listing has been submitted); provided, however, that before any such disclosure, the Receiving Party shall first notify the Disclosing Party and provide the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or by such Applicable Law.

6.3.            Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 6.3 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

6.4.            Public Announcements. The Parties have agreed upon the content of one or more press releases which shall be issued substantially in the form(s) attached hereto as Schedule 6.4, the release of which the Parties shall coordinate in order to accomplish such release immediately upon execution of this Agreement. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the issuing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the issuing Party are listed (or to which an application for listing has been submitted). If a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 6.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

6.5.            The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Licensee shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review by MedImmune of any disclosure of MedImmune’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 6.5. Accordingly, prior to publishing or disclosing any Confidential Information of MedImmune, Licensee shall provide MedImmune with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. MedImmune shall respond promptly through its designated representative and in any event no later than thirty (30) days after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Licensee agrees to allow a reasonable period (not to exceed sixty (60) days) to permit filings for Patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of MedImmune. In addition, Licensee shall give due regard to comments furnished by MedImmune and such comments shall not be unreasonably rejected.

6.6.            Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, the Disclosing Party may request in writing and the Receiving Party shall either, with respect to Confidential Information of the Disclosing Party to which such Receiving Party does not retain rights under the surviving provisions of this Agreement, at the Disclosing Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the Receiving Party and confirm such destruction in writing to the Disclosing Party or (b) promptly deliver to the Disclosing Party, at the Receiving Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the Receiving Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 6.1.

6.7.            Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 6 that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between MedImmune and Licensee, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Licensed Patents and Licensee Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 6.8, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 6.8.

Article 7
REPRESENTATIONS AND WARRANTIES

7.1.            Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, and covenants, that:

7.1.1.            It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

7.1.2.            The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

7.1.3.            This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

7.1.4.            It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

7.1.5.            Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

7.2.            Additional Representations and Warranties of MedImmune. MedImmune further represents and warrants to Licensee, as of the Effective Date, that: (a) MedImmune Controls the Licensed Patents as of the Effective Date and has the right to grant the licenses specified herein; (b) to MedImmune’s knowledge, MedImmune has not received any written claim or demand alleging that (i) the Licensed Patents or the Licensed Know-How are invalid or unenforceable or (ii) the development or commercialization of the Licensed Products as contemplated herein infringes any Patent owned by any Third Party; and (c) to MedImmune’s knowledge, no Person is infringing or threatening to infringe the Licensed Patents in the Field.

7.3.            Additional Representations and Warranties of Licensee. Licensee further represents and warrants to MedImmune, as of the Effective Date, that Licensee: (a) has conducted its own investigation and analysis of (i) the Patent and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compound and Licensed Products as contemplated hereunder and (ii) the potential infringement thereof; (b) understands the complexity and uncertainties associated with possible claims of infringement of Patent or other proprietary rights of Third Parties, particularly those relating to pharmaceutical products; and (c) acknowledges and agrees that it is solely responsible for the risks of such claims.

7.4.            DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

7.5.            ADDITIONAL WAIVER. EXCEPT AS PROVIDED IN SECTION 7.2, LICENSEE AGREES THAT: (a) THE LICENSED PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MedImmune FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS; (b) LICENSEE AGREES THAT MedImmune will have no liability to LICENSEE for any act or omission in the preparation, filing, prosecution, maintenance, enforcement, DEFENCE or other handling of the LICENSED Patents; AND (c) LICENSEE is solely responsible for determining whether the LICENSED Patents have applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTs and LICENSEE assumes all risk and liability in connection with such determination.

7.6.            Anti-Bribery and Anti-Corruption Compliance. Licensee agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (“Representatives”) that for the performance of its obligations hereunder:

7.6.1.            Licensee and its Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause MedImmune or its Affiliates to be in violation of any Anti-Corruption Laws; and

7.6.2.            Licensee shall promptly provide MedImmune with written notice of the following events: (a) upon becoming aware of any breach or violation by Licensee or its Representative of any representation, warranty or undertaking set forth in Section 7.6.1, or (b) upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.

Article 8
INDEMNITY

8.1.            Indemnification of MedImmune. Licensee shall indemnify MedImmune, its Affiliates, and its and their respective directors, officers, employees and agents (the “MedImmune Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of this Agreement, including the enforcement of MedImmune’s rights under this Section 8.1; (b) the gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (c) the Exploitation by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compound in or for the Territory, except, in each case ((a), (b) and (c)), for those Losses for which MedImmune has an obligation to indemnify Licensee pursuant to Section 8.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

8.2.            Indemnification of Licensee. MedImmune shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by MedImmune of this Agreement, including the enforcement of Licensee’s rights under this Section 8.2; or (b) the gross negligence or willful misconduct on the part of MedImmune or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement except, in each case ((a) and (b)), for those Losses for which Licensee has an obligation to indemnify MedImmune pursuant to Section 8.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

8.3.            Indemnification Procedures. All indemnification claims in respect of an MedImmune Indemnitee or Licensee Indemnitee shall be made solely by MedImmune or Licensee, as applicable (each of MedImmune or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 8, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims. The indemnifying Party shall have the right to assume the defense of any such Third Party Claim, including the right to select counsel of its choosing and the right to compromise or settle any Third Party Claim, by giving written notice to the Indemnified Party within 30 days after the indemnifying Party’s receipt of an Indemnification Claim Notice; provided, however, that the indemnifying Party shall not make any compromise or settlement admitting fault, subjecting the Indemnified Party to injunctive or other relief, adversely affecting the business of the Indemnified Party or any MedImmune Indemnitee or Licensee Indemnitee, as applicable, or incurring any liability on the part of the Indemnified Party or any MedImmune Indemnitee or Licensee Indemnitee, as applicable, without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The Indemnified Party shall be entitled to retain counsel of its choice (at its own expense) to participate in, but not control, the defense of any Third Party Claim. Except as provided in the immediately preceding sentence, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and any MedImmune Indemnitee or Licensee Indemnitee, as applicable, in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Section 8.3 in its defense of the Third Party Claim. If the indemnifying Party is required to defend any Third Party Claim, the Indemnified Party shall, and shall cause its employees and agents to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

8.4.            Special, Indirect and Other Losses. EXCEPT (a) IN THE EVENT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY (OR IN THE CASE OF LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS) OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 OR, WITH RESPECT TO LICENSEE, SECTION 2.6, (b) AS PROVIDED UNDER SECTION 10.9, OR (c) TO THE EXTENT ANY DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

8.5.            Insurance. Licensee shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compound and Licensed Products as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law. Upon request by MedImmune, Licensee shall provide to MedImmune evidence of its insurance coverage, including copies of applicable insurance policies. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of five (5) years.

Article 9
TERM AND TERMINATION

9.1.            Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration (but not earlier termination) of the Royalty Term for a Licensed Product in a country, the grants in Section 2.1 shall become non-exclusive, fully-paid, and irrevocable for such Licensed Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become non-exclusive, fully-paid, and irrevocable in their entirety.

9.2.            Termination.

9.2.1.            Material Breach. If either Party materially breaches any of its obligations under this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing 90 days’ (or, with respect to a payment breach, 10 days’) (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period.

9.2.2.            Termination by MedImmune.

(a)            If Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder, MedImmune shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

(b)            If Licensee permanently ceases development of all Licensed Products and a Licensed Product is not being commercialized in the Territory by or on behalf of Licensee, MedImmune shall have the right to terminate this Agreement in its entirety by providing thirty (30) days’ prior written notice to Licensee; provided that the normal pauses or gaps between or following clinical studies or other studies for the analysis of data, preparation of reports and design of future clinical studies or preparation of regulatory filings and other customary development functions not constituting clinical studies do not constitute a cessation of development.

(c)            If the Licensee has not issued the License Shares to MedImmune on or before the seventh (7th) Business Day following the Effective Date, MedImmune shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

9.2.3.            Termination for convenience by Licensee. Licensee shall have the right to terminate this Agreement in its entirety without any cause at any time by giving at least sixty (60) days advance written notice to MedImmune of such termination; provided that, Licensee shall remain obligated to meet its obligations hereunder and under Applicable Law, including with respect to conducting or funding any Development and Commercialization activities, during such sixty (60) period, or such longer period as may be required under Applicable Law.

9.2.4.            Termination for Insolvency. If either Party or any of its Affiliates (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within 90 days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within 90 days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

9.3.            Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or MedImmune are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

9.4.            Consequences of Termination. In the event of a termination of this Agreement in its entirety for any reason:

(a)            all rights and licenses granted by MedImmune hereunder shall immediately terminate, including, for clarity, any sublicense granted by Licensee pursuant to Section 2.2;

(b)            Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to MedImmune all of its right, title and interest in and to each Product Trademark, and (ii) provide access and rights to use all Regulatory Documentation (including assignment of any Regulatory Approvals) applicable to any Licensed Compound or Licensed Products then owned or Controlled by Licensee or any of its Affiliates; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, Licensee shall provide MedImmune with all the benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such reasonable assistance and cooperation as necessary or reasonably requested by MedImmune and at MedImmune’s expense to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to MedImmune or its designee or, at MedImmune’s option, to enable MedImmune to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to MedImmune’s Exploitation of the Licensed Compound or applicable Licensed Product(s), and Licensee shall continue to maintain such Regulatory Documentation (including any Regulatory Approvals) unless and until MedImmune notifies Licensee that such maintenance is no longer required;

(c)            Licensee shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (b) above;

(d)            all Confidential Information of Licensee relating directly to the Licensed Compound or any Licensed Product shall become Confidential Information of MedImmune;

(e)            Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant MedImmune an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to (i) the Licensee Patents relating directly to Licensed Products and Licensed Compounds, (ii) Licensee Know-How relating solely to Licensed Products and Licensed Compounds, (iii) Licensee’s rights in and to the Joint Patents and Joint Know-How and (iv) all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees that are not provided to MedImmune pursuant to clause (b) above, in each case ((i) through (iv)), to the extent necessary to Exploit any Licensed Compound or any Licensed Product in the Field in the Territory;

(f)            Licensee shall provide MedImmune with copies of all available reports and data generated or obtained by Licensee or any of its Affiliates that relate directly to the Licensed Compound or any Licensed Product that are reasonably necessary for MedImmune to Exploit the Licensed Product or the Licensed Compound that have not previously been provided to MedImmune;

(g)            unless expressly prohibited by any Regulatory Authority, at MedImmune’s written request, Licensee shall and shall cause its Affiliates and its and their Sublicensees to use Commercially Reasonable Efforts at MedImmune’s expense to (i) transfer control to MedImmune of any or all clinical studies involving Licensed Products being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination; provided that (A) MedImmune shall not have any obligation to continue any clinical study unless required by Applicable Law and (B) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such study to the extent required by Applicable Law, at its own expense;

(h)            at MedImmune’s written request, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, use Commercially Reasonable Efforts to assign to MedImmune any Licensed Product Agreements relating solely to Licensed Products unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (i) expressly prohibits such assignment, in which case Licensee (or such Affiliate or Sublicensee, as applicable) shall cooperate with MedImmune in all reasonable respects at MedImmune’s expense to secure the consent of the applicable Third Party to such assignment. With respect to Licensed Product Agreements covering Licensed Products and products other than Licensed Products, at MedImmune’s request and at MedImmune’s expense, Licensee shall cooperate with MedImmune in all reasonable respects to provide MedImmune an opportunity to negotiate with such Third Party for an agreement covering the subject matter of such Licensed Product Agreements with respect to Licensed Products;

(i)            Licensee shall transfer to MedImmune such quantities of Licensee’s, its Sublicensees’ and its and their Affiliates’ existing inventory of Licensed Compound or Licensed Products as MedImmune requests. The cost to MedImmune for such transfer shall be Licensee’s actual cost to acquire or Manufacture, as applicable, such Licensed Compound and Licensed Products;

(j)            Provided Licensee is capable of Manufacturing the Licensed Compound or Licensed Products (as the case may be) at the time of receipt of the Termination Notice, at MedImmune’s written request, Licensee shall supply to MedImmune such quantities of the Licensed Compound and Licensed Products as MedImmune indicates in written forecasts and orders therefor from time to time at Licensee’s actual, fully-burdened cost (excluding costs for general overhead, communications, operating supplies or other equipment) to Manufacture such Licensed Compound and Licensed Products until the later of (i) such time as MedImmune has established an alternate, validated source of supply for the Licensed Compound and Licensed Products and MedImmune is receiving supply from such alternative source and (ii) the 3rd anniversary of the effective date of termination of this Agreement; and

(k)            without limiting ’s MedImmune’s rights under other provisions of this Section 9.4, Licensee shall, at the request and expense of MedImmune, provide MedImmune with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any development, Manufacture and commercialization activities with respect to the Licensed Compound and the Licensed Products to MedImmune or its designee so as to minimize any disruption of such activities. Further, upon MedImmune’s request, Licensee shall provide such technical assistance, at no cost to MedImmune (except for reimbursement of Licensee’s direct out of pocket costs therefor), as may reasonably be requested to transfer all Manufacturing technology that is or had been developed by Licensee and its Affiliates in connection with the Manufacture of any Licensed Compound or Licensed Product.

9.5.            Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

9.6.            Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Articles 1, 8 and 10 (excluding Section 10.2), Sections5.1, 6.1, 6.2, 6.3, 6.6, 9.3, 9.4, 9.5 and this Section 9.6 shall survive the termination or expiration of this Agreement for any reason.

Article 10
MISCELLANEOUS

10.1.            Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) to the extent such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within 10 days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, if the suspension of performance continues for ninety (90) days after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 10.1, MedImmune shall have the right to terminate this Agreement pursuant to Section 9.2.1 without regard to this Section 10.1, except that in such event no cure period shall apply and MedImmune shall have the right to effect such termination upon written notice to Licensee, in its sole discretion.

10.2.            Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

10.3.            Assignment. Neither Party may assign its rights or, except as provided in Section 3.6, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed except that (a) MedImmune shall have the right, without such consent, to (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees and (ii) assign any or all of its rights and delegate any or all of its obligations under this Agreement to any Person who acquires all or substantially all of the business to which this Agreement relates, and (b) each Party shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations under this Agreement to any of its Affiliates or its or their (sub)licensees or to any successor in interest as a result of a Change of Control; provided that each Party shall provide written notice to the other Party within 30 days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Section 10.3 shall be void and of no effect.

10.4.            Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

10.5.            Dispute Resolution.

10.5.1.            Except as provided in Section 4.12 or 10.9, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

10.5.2.            If such Senior Officers are unable to resolve any such Dispute within such ten (10)-Business Day period, either Party shall be free to institute litigation in accordance with Section 10.6and seek such remedies as may be available.

10.6.            Governing Law, Jurisdiction and Service.

10.6.1.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.6.2.            Jurisdiction. Subject to Section 10.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

10.6.3.            Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.6.4.            Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.7.            Notices.

10.7.1.            Notice Requirements. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed given as of (a) the date delivered if delivered by hand, or reputable courier service, (b) the date sent if sent by email (with transmission confirmed), (c) the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (d) the fifth (5th) Business day after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the addresses specified below, or to such other addresses of which notice shall have been given in accordance with this Section. This Section 10.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

10.7.2.            Address for Notice.

Licensee	To:	With a copy to:
	Aridis Pharmaceuticals, Inc. 983 University Avenue, Building B Los Gatos, California 95032Attention: Chief Executive Officer or Secretary	truongv@aridispharma.com Attention: Vu Truong
MedImmune	To:	With a copy to (which shall not constitute effective notice):
	MedImmune Limited Attention: Head of Business Development & Licensing, BioPharmaceuticals R&D. Email: BiopharmaceuticalsBDLNotices@astrazeneca.com	Email: legalnotices@astrazeneca.com Attention: Legal Department

10.8.            Entire Agreement; Amendments. This Agreement and the Subscription Agreement together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

10.9.            Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 5 and Article 6 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 10.9 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

10.10.            Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.11.            No Benefit to Third Parties. Except as provided in Article 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

10.12.            Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.13.            Relationship of the Parties. It is expressly agreed that MedImmune, on the one hand and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MedImmune, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other Party, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

10.14.            References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

10.15.            Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

10.16.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by an authorized representatives of each Party as of the date first written above.

MedImmune LIMITED		ARIDIS PHARMACEUTICALS, INC

By:	/s/ Adam McArthur	By:	/s/ Vu L. Truong
Name:	Adam McArthur	Name:	Vu L. Truong
Title:	Authorised Signatory	Title:	CEO